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                                                                   EXHIBIT 10.4

                         PROMISSORY NOTE FOR WHIO, INC.


FOR VALUE RECEIVED, WHIO, Inc., a Delaware corporation ("Maker"), promises to pay to Cox Enterprises, Inc., a Delaware corporation ("CEI"), or its successors and assigns (CEI and its successors and assigns being referred to herein as "Payee"), at its offices at 1400 Lake Hearn Drive, N.E., Atlanta, Georgia 30319, or at such other place as Payee may from time to time designate in writing, the principal sum of Twenty One Million Three Hundred Seventy Three Thousand ($21,373,000), plus all interest accruing from the date hereof on the principal balance from time to time outstanding, at a variable rate equal to the sum of the Texas Commerce Bank Prime Rate plus 1.50% on the basis of a 365-day year for the actual number of days elapsed.

1. The entire principal balance of this Note then outstanding, plus all accrued and unpaid interest thereon, shall be due and payable on December 31, 1999, or such later date as may be agreed to in writing by Maker and Payee, in lawful money of the United States in immediately available funds.

2. This Note may be prepaid in whole or in part, without penalty or premium, at any time upon ten (10) days' prior written notice to Payee.

3. The occurrence of any of the following events shall be an "Event of Default" hereunder:

                (a) Maker shall fail to pay any principal or interest hereunder when the same is due and payable, and such failure shall continue for a period of five (5) days from the due date of such sum;

                (b) This Note shall at any time and for any reason cease to be in full force and effect or shall be declared to be null and void, or the validity or enforceability hereof shall be contested in writing by Maker, or Maker shall deny in writing that it has any further liability or obligation hereunder; or

                (c) An order of relief shall have been entered against Maker in any bankruptcy or insolvency proceeding, or Maker shall admit in writing its inability to pay its debts as they mature, or Maker shall make a general assignment for the benefit of its creditors; or Maker shall apply for or consent to the appointment of any receiver, trustee, or similar officer for all or any substantial part of its property, or such receiver, trustee or similar officer shall be appointed without the application or consent of Maker and such appointment shall continue undischarged for a period of ninety
(90) days; or Maker shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction, or any such proceeding shall be instituted (by petition, application or otherwise) against Maker and shall remain undismissed for a period of ninety (90) days;
or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of Maker and such judgment, writ, or similar process shall not be released, vacated or fully bonded within ninety (90) days after its issue or levy.




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     4.     Upon the occurrence of an Event of Default, at the option of Payee the entire principal balance hereof and all accrued and unpaid interest thereon shall at once become due and payable and may be collected forthwith regardless of the stipulated date of maturity. TIME IS OF THE ESSENCE WITH RESPECT TO THIS NOTE. Failure to exercise the foregoing option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default, and no exercise by Payee of any option provided herein shall exhaust Payee's right to exercise the same on any number of subsequent occasions.

     5. Past due principal, pursuant to acceleration or otherwise, and, to the extent permitted by applicable law, past due interest and (after the occurrence of an Event of Default) past due fees, pursuant to acceleration or otherwise, shall bear interest from their respective due dates, until paid, at the Default Rate. The Default Rate is defined as the underlying borrowing rate (as it changes) plus 2.00%.

     6. Maker agrees to pay all costs and expenses of collection, including reasonable attorneys' fees, arising in connection with any enforcement action by Payee in which it shall prevail, of any of its rights under this Note whether by or through an attorney-at-law or in an action in bankruptcy, insolvency or other judicial proceedings.

     7. PRESENTMENT FOR PAYMENT, DEMAND, PROTEST, AND NOTICE OF DEMAND, NOTICE OF DISHONOR, NOTICE OF NON-PAYMENT, AND ALL OTHER NOTICES ARE HEREBY WAIVED BY MAKER EXCEPT AS EXPRESSLY REQUIRED BY THE TERMS HEREOF.

     8. This Note may not be changed orally, but only by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification. or discharge is sought.

     9. This Note shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Maker shall not assign any of its rights or obligations hereunder except with the prior written consent of Payee.

IN WITNESS WHEREOF, Maker has caused this Note to be executed effective June 30, 1996.

                                    WHIO, INC.


                                    By: /s/ Andrew A. Merdek
                                       ------------------------
                                    Name: Andrew A. Merdek
                                    Title: Secretary
    COX ENTERPRISES, INC.

    By:    /s/ Richard J. Jacobson
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    Name:  Richard J. Jacobson
    Title: Treasurer